Exhibit 99.1

TURTLE BEACH ANNOUNCES STRONG Q3 FY2023 EARNINGS RESULTS

Q3 Revenue Increased 15% Year-over-Year

Gross Margin % Continue to Improve; Delivers Highest Level in Six Quarters

Company Raises Run Rate Profitability Outlook

White Plains, NY – November 7, 2023 – Leading gaming accessory maker Turtle Beach Corporation (Nasdaq: HEAR) (“Turtle Beach” or the “Company”) reported financial results for the third quarter ended September 30, 2023.

Third Quarter Summary vs Year-Ago Quarter:

•
Net revenue was $59.2 million, an increase of 15.3% compared to $51.3 million a year ago;
•
Net loss was $3.6 million, or $0.21 per diluted share, compared to net loss of $12.0 million, or $0.73 per diluted share, a year ago;
•
Adjusted EBITDA improved to $1.0 million compared to an Adjusted EBITDA loss of $6.9 million a year ago.

Management Commentary

“With our sharp focus on improvements in execution, our third quarter sales and adjusted EBITDA results increased significantly compared to the year ago period. We outperformed gaming accessories markets due to share gains across key categories and geographies, in addition to the strong progress we’ve made on our profitability initiatives outlined last quarter,” said Cris Keirn, Interim CEO and SVP, Global Sales, Turtle Beach Corporation.

“In fact, the execution against our strategic pillars and ongoing cost management initiatives are driving adjusted EBITDA improvements ahead of expectations, as demonstrated by the increase in our full-year 2023 adjusted EBITDA guidance to $8 to $10 million. Additionally, the improved line-of-sight to the impacts from SKU rationalization, portfolio optimization, and platformed product development during the third quarter now positions us to exit 2023 with a run-rate EBITDA of approximately $28 million to $33 million, an increase from the previously announced run-rate of approximately $25 million to $30 million.

“The overall operating environment continues to improve as we progress through the year, demonstrated by our improved margins due to lower freight and a more normalized promotional environment, as we anticipated. Additionally, we experienced an increase in channel inventories during the quarter as our channel partners prepare for the holidays, which we believe is a positive sign for retailer demand for our products in the upcoming holiday season. Gaming accessories markets performed similarly quarter-over-quarter, as the US console headset market was up 2% year-to-date in September while PC markets were down 12% year-to-date.

“We continue to maintain our historic leadership in console gaming headsets while also successfully driving growth in adjacent categories, demonstrated by the rapid year-over-year growth of over 20% in our US flight simulation business while that market is down 11% year-to-date. Our non-console gaming categories continue to perform well, a testament to our diversification strategy, and we look forward to unveiling more new products soon. Additionally, demand for gaming accessories has normalized at higher levels than pre-pandemic levels. This heightened normalized demand level was expected and helps create stable demand for our accessories. Further, we believe the positive trends in gaming will support increased accessories demand for the remainder of 2023 and into 2024, ultimately increasing our growth and profitability.”

Third Quarter 2023 Financial Results

Net revenue in the third quarter of 2023 was $59.2 million, an increase of 15% compared to $51.3 million a year ago, driven by increased demand for console gaming headsets and flight simulation accessories, including the impact of share gains across key categories and geographies.

Gross margin in the third quarter of 2023 increased to 29.9%, the highest level in the past six quarters, compared to 14.1% a year ago. This increase was driven primarily by lower freight costs and promotional spend. In the third quarter of 2022, we recorded a $5.3 million incremental inventory provision related to the pandemic driven supply chain challenges. Excluding this provision, adjusted gross margin was 24.5% a year-ago, a 540 basis-point improvement compared to a year ago.

Operating expenses in the third quarter of 2023 were $20.2 million compared to $21.0 million a year ago. Third quarter recurring operating expenses declined approximately 7% year over year, primarily driven by continued proactive expense management.

Net loss in the third quarter of 2023 was $3.6 million, or $0.21 per diluted share, compared to net loss of $12.0 million, or $0.73 per diluted share, in the year-ago quarter. The weighted average diluted share count for the third quarter of 2023 was 17.3 million compared to 16.5 million in the year-ago quarter.

Adjusted EBITDA (as defined below in “Non-GAAP Financial Measures”) in the third quarter of 2023 improved to $1.0 million, compared to adjusted EBITDA loss of $6.9 million in the year-ago period. The positive adjusted EBITDA for the quarter was due to higher revenue and margins and lower expenses.

Balance Sheet and Cash Flow Summary

At September 30, 2023, the Company had $12.3 million of cash and $13.3 million outstanding on its revolver. This compares to $10.5 million of cash and $44.6 million outstanding on its revolver at September 30, 2022. This is a $33.2 million improvement in the Company’s net cash position versus a year ago. Inventories at September 30, 2023 were $76.0 million compared to $118.4 million at September 30, 2022. Cash flow from operations for the nine months ended September 30, 2023 was $7.9 million, a $77.5 million improvement year over year.

Outlook

The Company is pleased to report performance ahead of schedule and continues to execute on a number of initiatives to improve efficiency and profitability including SKU rationalization, portfolio optimization, platformed product development and more. As a result of the Company’s better than expected performance, the Company is raising its Adjusted EBITDA outlook for fiscal year 2023 and now expects to be in the range of $8 million to $10 million, versus the $6 million to $8 million range stated previously.

Additionally, given the improving line of sight into the impact of various cost savings initiatives, the Company now expects to exit 2023 with a run rate Adjusted EBITDA in the range of $28 million to $33 million, an increase from a 2023 exit run rate Adjusted EBITDA range of $25 million to $30 million just a quarter ago.

Notwithstanding the continued softness in the PC market, down 12% year-to-date, based on key share gains in critical categories and other trends seen to-date, the Company reiterates its previous revenue outlook for fiscal year 2023, continuing to expect net revenues to be in the range of $265 million to $270 million or approximately 10% increase year over year. The Company further reiterates its long-term goals of a 10%+ revenue CAGR, a mid-30’s gross margin percentage, and 10%+ Adjusted EBITDA margins.

Value Enhancement Committee Review

As stated previously, the Value Enhancement Committee was established to review a broad range of opportunities to maximize value for shareholders, including potential strategic transactions. In conjunction with the Company’s financial advisors, the Committee continues to be focused on a range of potential strategic paths to maximize value for shareholders.

The Company notes that there can be no assurances that the review will result in a transaction or announcement of any kind. Turtle Beach does not intend to comment further regarding the review unless or until it is determined that further disclosure is appropriate or required by law.

With respect to the Company's adjusted EBITDA outlook, a reconciliation to its net income (loss) outlook for the same periods has not been provided because of the variability, complexity, and lack of visibility with respect to certain reconciling items between adjusted EBITDA and net income (loss), including other income (expense), provision for income taxes and stock-based compensation. These items cannot be reasonably and accurately predicted without the investment of undue time, cost and other resources and, accordingly, a reconciliation of the Company’s adjusted EBITDA outlook to its net income (loss) outlook for such periods is not provided. These reconciling items could be material to the Company’s actual results for such periods.

Conference Call Details

In conjunction with this announcement, Turtle Beach will host a conference call at 5:00 p.m. ET / 2:00 p.m. PT with the Company’s Chairman of the Board, Terry Jimenez, Interim CEO and SVP of Global Sales, Cris Keirn, and CFO, John Hanson. A live webcast of the call will be available on the “Events & Presentations” page of the Company’s website at www.corp.turtlebeach.com. To access the call by phone, please go to this link (registration link) and you will be provided with dial in details. To avoid delays, we encourage participants to dial into the conference call 15-minutes ahead of the scheduled start time. A replay of the webcast will also be available for a limited time at www.corp.turtlebeach.com.

Non-GAAP Financial Measures

In addition to its reported results, the Company has included in this earnings release certain financial results, including adjusted EBITDA, that the Securities and Exchange Commission define as “non-GAAP financial measures.” Management believes that such non-GAAP financial measures, when read in conjunction with the Company's reported results, can provide useful supplemental information for investors analyzing period-to-period comparisons of the Company's results. Non-GAAP financial measures are not an alternative to the Company’s GAAP financial results and may not be calculated in the same manner as similar measures presented by other companies. “Adjusted EBITDA” is defined by the Company as net income (loss) before interest, taxes, depreciation and amortization, stock-based compensation (non-cash), and certain non-recurring special items that we believe are not representative of core operations, as further described in Table 4. These non-GAAP financial measures are presented because management uses non-GAAP financial measures to evaluate the Company’s operating performance, to perform financial planning, and to determine incentive compensation. Therefore, the Company believes that the presentation of non-GAAP financial measures provides useful supplementary information to, and facilitates additional analysis by, investors. The non-GAAP financial measures included herein exclude items that management does not believe reflect the Company’s core operating performance because such items are inherently unusual, non-operating, unpredictable, non-recurring, or non-cash. See a reconciliation of GAAP results to Adjusted EBITDA included as Table 4 below for each of the three and nine months ended September 30, 2022 and September 30, 2023.

About Turtle Beach Corporation

Turtle Beach Corporation (the “Company”) (www.turtlebeachcorp.com) is one of the world’s leading gaming accessory providers. The Company’s namesake Turtle Beach brand (www.turtlebeach.com) is known for designing best-selling gaming headsets, top-rated game controllers, and groundbreaking gaming simulation accessories. Innovation, first-to-market features, a broad range of products for all types of gamers, and top-rated customer support have made Turtle Beach a fan-favorite brand and the market leader in console gaming audio for over a decade. Turtle Beach’s ROCCAT brand (www.ROCCAT.com) combines detail-loving German innovation with a genuine passion for designing the best PC gaming products, including award-winning keyboards, mice, headsets, mousepads, and other PC accessories. Turtle Beach’s shares are traded on the Nasdaq Exchange under the symbol: HEAR.

Cautionary Note on Forward-Looking Statements

This press release includes forward-looking information and statements within the meaning of the federal securities laws. Except for historical information contained in this release, statements in this release may constitute forward-looking statements regarding assumptions, projections, expectations, targets, intentions or beliefs about future events. Statements containing the words “may,” “could,” “would,” “should,” “believe,” “expect,” “anticipate,” “plan,” “estimate,” “target,” “goal,” “project,” “intend” and similar expressions, or the negatives thereof, constitute forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties, which could cause actual results to differ materially from those contained in any forward-looking statement. The inclusion of such information should not be regarded as a representation by the Company, or any person, that the objectives of the Company will be achieved. Forward-looking statements are based on management’s current beliefs and expectations, as well as assumptions made by, and information currently available to, management.

While the Company believes that its expectations are based upon reasonable assumptions, there can be no assurances that its goals and strategy will be realized. Numerous factors, including risks and uncertainties, may affect actual results and may cause results to differ materially from those expressed in forward-looking statements made by the Company or on its behalf. Some of these factors include, but are not limited to, risks related to inflationary pressures, optimizing our product portfolio, reducing our cost of goods and operating expenses, reductions in logistic and supply chain challenges and costs, the substantial uncertainties inherent in the acceptance of existing and future products, the difficulty of commercializing and protecting new technology, the impact of competitive products and pricing, including promotional credits and discounts, general business and economic conditions, risks associated with the future direction or governance of the Company, risks associated with the expansion of our business, including the integration of any businesses we acquire and the integration of such businesses within our internal control over financial reporting and operations, our indebtedness, liquidity, and other factors discussed in our public filings, including the risk factors included in the Company’s most recent Annual Report on Form 10-K, Quarterly Report on Form 10-Q, and the Company’s other periodic reports filed with the Securities and Exchange Commission. Except as required by applicable law, including the securities laws of the United States and the rules and regulations of the Securities and Exchange Commission, the Company is under no obligation to publicly update or revise any forward-looking statement after the date of this release whether as a result of new information, future developments or otherwise.

All trademarks are the property of their respective owners.

CONTACTS:

MacLean Marshall

Sr. Director, Public Relations &

Brand Communications

Turtle Beach Corporation

858.914.5093

maclean.marshall@turtlebeach.com

Investor Information:

Cody Slach or Alex Thompson

Gateway Group

949.574.3860

hear@gatewayir.com

Turtle Beach Corporation

Condensed Consolidated Statements of Operations

(in thousands, except per-share data)

(unaudited)

Table 1.

	Three Months Ended		Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
	2023	2022	2023	2022
Net revenue	$59,158	$51,304	$158,584	$139,266
Cost of revenue	41,469	44,046	114,884	110,097
Gross profit	17,689	7,258	43,700	29,169
Operating expenses:
Selling and marketing	10,583	10,550	30,457	32,966
Research and development	4,380	4,400	12,670	14,788
General and administrative	5,243	6,006	25,375	24,773
Total operating expenses	20,206	20,956	68,502	72,527
Operating loss	(2,517)	(13,698)	(24,802)	(43,358)
Interest expense	107	450	253	643
Other non-operating expense, net	481	2,255	799	4,083
Loss before income tax	(3,105)	(16,403)	(25,854)	(48,084)
Income tax expense (benefit)	501	(4,392)	377	(11,771)
Net loss	$(3,606)	$(12,011)	$(26,231)	$(36,313)

Net loss per share
Basic	$(0.21)	$(0.73)	$(1.54)	$(2.21)
Diluted	$(0.21)	$(0.73)	$(1.54)	$(2.21)
Weighted average number of shares:
Basic	17,345	16,541	17,029	16,413
Diluted	17,345	16,541	17,029	16,413

Turtle Beach Corporation

Condensed Consolidated Balance Sheets

(in thousands, except par value and share amounts)

Table 2.

	September 30,	December 31,
	2023	2022
	(unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$12,340	$11,396
Accounts receivable, net	33,816	43,336
Inventories	76,024	71,252
Prepaid expenses and other current assets	8,775	9,196
Total Current Assets	130,955	135,180
Property and equipment, net	4,828	6,362
Goodwill	10,686	10,686
Intangible assets, net	1,976	2,612
Other assets	7,858	8,547
Total Assets	$156,303	$163,387
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Revolving credit facility	$13,261	$19,053
Accounts payable	39,198	19,846
Other current liabilities	22,014	25,433
Total Current Liabilities	74,473	64,332
Income tax payable	2,204	2,076
Other liabilities	7,224	8,038
Total Liabilities	83,901	74,446
Commitments and Contingencies
Stockholders’ Equity
Common stock	17	17
Additional paid-in capital	216,214	206,916
Accumulated deficit	(142,829)	(116,598)
Accumulated other comprehensive loss	(1,000)	(1,394)
Total Stockholders’ Equity	72,402	88,941
Total Liabilities and Stockholders’ Equity	$156,303	$163,387

Turtle Beach Corporation

Condensed Consolidated Statements of Cash Flows

(in thousands)

(unaudited)

Table 3.

	Nine Months Ended
	September 30, 2023	September 30, 2022

CASH FLOWS FROM OPERATING ACTIVITIES	$7,944	$(69,522)

CASH FLOWS FROM INVESTING ACTIVITIES	(1,924)	(1,895)

CASH FLOWS FROM FINANCING ACTIVITIES
Borrowings on revolving credit facilities	149,995	91,945
Repayment of revolving credit facilities	(155,787)	(47,327)
Proceeds from exercise of stock options and warrants	1,718	626
Repurchase of common stock	(974)	-
Debt Issuance Costs	(80)	-
Net cash provided by (used for) financing activities	(5,128)	45,244
Effect of exchange rate changes on cash	52	(1,042)
Net increase (decrease) in cash	944	(27,215)
Cash - beginning of period	11,396	37,720
Cash - end of period	$12,340	$10,505

Turtle Beach Corporation

GAAP to Adjusted EBITDA Reconciliation

(in thousands)

Table 4.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2023	2022	2023	2022
	(in thousands)
Net loss	$(3,606)	$(12,011)	$(26,231)	$(36,313)
Interest expense	107	450	253	643
Depreciation and amortization	1,212	1,383	3,673	4,464
Stock-based compensation (1)	1,625	2,208	8,554	5,775
Income tax expense (benefit)	501	(4,392)	377	(11,771)
Inventory and component related reserves (2)	—	5,300	—	5,300
Restructuring expense (3)	1,104	—	1,104	527
CEO transition related costs (4)	—	—	2,874	—
Proxy contest and other (5)	94	114	2,513	6,613
Adjusted EBITDA	$1,037	$(6,948)	$(6,883)	$(24,762)

(1)
Increase in stock-based compensation in the nine months ended September 30, 2023 over the comparable prior year period primarily driven by $4.0 million charge related to accelerated vesting of equities associated with the separation of our former CEO.
(2)
Inventory and component related reserves includes (a) $3.3 million of costs associated with certain component parts that resulted from the effects of the global constrained semiconductor availability due to the Covid 19 pandemic and (b) $2.0 million of reserves primarily related to the buildup of excess inventory in the distribution channels.
(3)
Restructuring charges are expenses that are paid in connection with reorganization of our operations. These costs primarily include severance and related benefits.
(4)
CEO transition related expense includes one-time costs associated with the separation of its former CEO. Such costs included severance, bonus, medical benefits and the tax impact of accelerated vesting of stock-based compensation.
(5)
Proxy contest and other primarily includes one-time legal, other professional fees, as well as employee retention costs associated with proxy challenges presented by certain shareholder activists.